Weyerhaeuser Investor Relations
Weyerhaeuser completes sale of Cellulose Fibers pulp mills to International Paper

Dec 1, 2016

SEATTLE, Dec. 1, 2016 /PRNewswire/ -- Weyerhaeuser Company (NYSE: WY) today announced the completion of the sale of its Cellulose Fibers pulp mills to International Paper for $2.2 billion in cash. Weyerhaeuser expects to use a substantial portion of the $1.6 billion after-tax proceeds for repayment of debt.

The sale, which was announced in May 2016, includes five pulp mills located in Columbus, Miss.; Flint River, Ga.; New Bern, N.C.; Port Wentworth, Ga. and Grand Prairie, Alberta, with a combined total annual operating capacity of about 1.9 million metric tons. The sale also includes two modified fiber mills in Columbus, Miss. and Gdansk, Poland.

This transaction completes the divestiture of Weyerhaeuser's Cellulose Fibers business, which resulted from the company's strategic review initiated in November 2015. Earlier this year, the company completed the sale of its liquid packaging board business to Nippon Paper Industries Co., Ltd. and the sale of its publishing papers business to One Rock Capital Partners, LLC.

"The sale of our pulp mills delivers compelling value for our shareholders and represents a significant milestone on our journey to focus our portfolio and become the world's premier timber, land, and forest products company," said Doyle R. Simons, president and chief executive officer. "International Paper is gaining world-class mills and a highly regarded team of employees who will be well-positioned to reach their full potential as part of a first-class packaging, pulp and paper manufacturer."

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2015, Weyerhaeuser (including its Cellulose Fibers business) and Plum Creek, on a combined basis, generated approximately $8.5 billion in net sales and employed nearly 14,000 who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS
This communication contains statements concerning the company's future plans that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to the company's use of proceeds from the sale of assets. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on the company's operations, financial condition or results of operations.The company will not update these forward-looking statements after the date of this news release.

For more information contact:
Media — Anthony Chavez, 206-539-4406

Financial Media — Andrew Siegel, 212-355-4449

Analysts — Beth Baum, 206-539-4450

SOURCE Weyerhaeuser Company